Exhibit 99.01

February 15, 2002

Board of Directors
NRG Energy, Inc.
901 Marquette Avenue
Minneapolis, Minnesota 55402
Attention: Board of Directors

Ladies and Gentlemen:

As you know, Xcel Energy has previously announced that it is reviewing its options with respect to NRG, which options include the possible acquisition by Xcel Energy of the outstanding publicly held NRG stock. Having reviewed its options, our Board of Directors has determined that it is desirable to acquire that stock. We believe this would yield a number of significant benefits and that it is the best strategy in the light of recent changes in the capital markets and in the energy sector and general economy. Most importantly, we believe that the transaction is essential to the funding of NRG’s operations.

As a result, we will announce this morning an exchange offer pursuant to which the public shareholders of NRG will be offered 0.4846 shares of common stock of Xcel Energy in a tax-free exchange for each outstanding share of NRG’s common stock. Based on the $23.73 closing price of our shares on February 14, 2002, our offer represents a value of $11.50 per NRG share and a 15% premium to the closing price of NRG common shares on that date. We believe that the transaction will be well received by your public shareholders, especially in light of the premium to recent trading prices.

Our exchange offer will be conditioned on there being tendered in the offer enough shares so that, when taken together with the shares we would own upon conversion of our Class A shares, our ownership of NRG reaches at least 90%. We will not waive this condition. The exchange offer will also be subject to any requisite regulatory approvals and other customary conditions.

Promptly after the successful completion of our exchange offer, unless there is an order prohibiting us from doing so, we will effect a “short form” merger of NRG with a subsidiary of Xcel Energy. In the merger (subject to the exercise of appraisal rights), each share of NRG’s common stock will be exchanged for the same number of shares of our common stock as is paid in the exchange offer. As a result, NRG would become a wholly owned subsidiary of Xcel Energy.

Board of Directors
NRG Energy, Inc.
February 15, 2002
Page Two

We intend to file our offer materials with the Securities and Exchange Commission and commence our exchange offer as soon as practicable. Although we are not seeking to negotiate the terms of the transaction with you and are not asking for NRG Board approval, we are aware that you will need to review the transaction and communicate with your shareholders. You may wish to retain independent financial and legal advisors to assist you, and we would support that decision.

We look forward to moving ahead with this exciting transaction, which we believe will generate value for Xcel Energy and NRG shareholders alike.

Sincerely,

/s/ Wayne H. Brunetti

Wayne H. Brunetti